Stem Appoints New Chief Operating Officer

SAN FRANCISCO – September 21, 2022 – Stem (NYSE: STEM), a global leader in AI-driven clean energy solutions and services, today announced the appointment of Michael Carlson as its Chief Operating Officer.

A global business executive, Michael brings 30 years of experience in finance, technology, and operations management across multiple industries and specifically 20 years of energy expertise in leveraging technology to drive value through business transformation and grid modernization. At Stem, he will be responsible for the company’s day-to-day operations, program execution, deployment, and manufacturing, in addition to serving as a member of the senior executive leadership team.

Prior to joining Stem, Michael served as Vice President at Koch Engineered Solutions, where he defined and executed the Electric Technologies strategy with an emphasis on Operational Technology software solutions. He also spent more than 12 years at General Electric, Siemens, and ABB, where he was responsible for global software strategies and solutions, product management, and delivery services. Across these roles, he transformed software solutions using advanced technologies to digitalize operations for the energy grid.

“I am excited to have Michael Carlson join the Stem leadership team to further drive our business growth, operational excellence, and scale,” said John Carrington, CEO of Stem. “He brings a unique combination of executive leadership within private equity and globally leading Fortune 500 companies. His experience across multiple aspects of the energy sector, operations, and software domain expertise will help accelerate Stem’s success and further extend our leadership position. We look forward to seeing Michael continue his long track record of achievements here at Stem.”

“It is a privilege to join the Stem team and join the leadership in transforming the way energy is produced and consumed around the globe,” Carlson said. “Given Stem’s innovative and market-leading solutions, I am excited to be leading the operations team in delivering pioneering storage and renewable energy solutions that are changing our industry. The passionate and skilled team combined with the continued expansion of industry-leading solutions and services have created an unmatched capability that I am honored to be a part of, and I look forward to executing quickly on our deliverables.”

About Stem
Stem provides clean energy solutions and services designed to maximize the economic, environmental, and resiliency value of energy assets and portfolios. Stem’s leading AI-driven enterprise software platform, Athena® enables organizations to deploy and unlock value from clean energy assets at scale. Powerful applications, including AlsoEnergy’s PowerTrack, simplify and optimize asset management and connect an ecosystem of owners, developers, assets, and markets. Stem also offers integrated partner solutions to help improve returns across energy projects, including storage, solar, and EV fleet charging. For more information, visit www.stem.com.

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Stem Media Contact
Suraya Akbarzad, Stem
press@stem.com

Stem Investor Contacts
Ted Durbin, Stem
Marc Silverberg, ICR
IR@stem.com
(847) 905-4400

Source: Stem, Inc.